SASCO Series 2002 10H Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
1 A	39,768,625.76	9,281,805.37	199,903,374.24
1 AP	443,316.61	0.00	4,378,391.39
1 AX	0.00	239,323.14	5,033,628.03
2 A	4,456,796.84	727,716.83	14,775,203.16
2 AP	54,686.14	0.00	279,509.86
2 AX	0.00	19,320.13	395,544.57
B 1	22,480.00	165,884.13	4,049,520.00
B 2	9,738.39	71,861.39	1,754,261.61
B 3	3,742.98	27,620.19	674,257.02
B 4	2,246.90	16,580.27	404,753.10
B 5	1,496.09	11,039.93	269,503.91
B 6	1,521.16	11,224.91	274,019.84
R	100.00	0.58	0.00